Exhibit 99

Contacts:
George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

Hanger Reports First Quarter 2013 Results

Austin, Texas, May 1, 2013 /PRNewswire/ —

•                  Reports $0.27 diluted EPS

•                  Reports adjusted diluted EPS of $0.28, an increase of 12%

•                  Realigns business segments to better reflect market strategy

•                  Reaffirms full year 2013 guidance

Hanger, Inc. (NYSE:HGR) announced net sales of $233.5 million for the quarter ended March 31, 2013, an increase of $15.4 million, or 7.1%, from $218.1 million for the first quarter of 2012.   Diluted earnings per share were $0.27 for the first quarter of 2013 compared to $0.25 for the same period of 2012.  Adjusted diluted earnings per share, which excludes costs related to acquisitions and the roll out of the Company’s clinic management system (which the Company refers to as “Janus”), increased 12.0% to $0.28 for the first quarter of 2013 from $0.25 for the first quarter of 2012.

In the first quarter of 2013, the Company realigned its reporting segments and management structure (the “realignment”) to better reflect its dual strategy of growth within the existing O&P market and expansion into adjacent markets. The Company has divided its operations into two segments: Patient Care and Products & Services.  The Patient Care segment will now include its contracting and network management division, Linkia, which was previously reported within the “Other” segment.   The Products & Services segment will combine the two segments previously reported as Distribution and Therapeutic Solutions.  The realignment will enable the Products & Services segment to integrate its technologies, products and services, sales force and other personnel to meet the demands of its key end-markets.  The change will also allow both segments to better focus on growth strategies and operating efficiencies that leverage their scale and market position.

The first quarter net sales increase of $15.4 million, or 7.1%, was the result of a $16.7 million, or 9.5%, increase in the Patient Care segment, partially offset by a $1.3 million, or 3.0%, decrease in the Products & Services segment.  The $16.7 million increase in Patient Care segment sales was comprised of a $3.0 million, or 1.7%, increase in same center sales, with the remaining $13.7 million increase driven primarily by acquisitions closed in the prior year.  Patient Care was performing against strong 7.1% same center sales growth in the first quarter of 2012 and was negatively impacted by severe weather during the quarter.  The 3.0% decline in external Products & Services sales was a result of lower sales from the Company’s distribution business, SPS, partially offset by increased sales from its rehabilitative solutions business, ACP.  The decline in sales at the distribution business resulted from a number of its largest independent O&P customers being acquired by the Patient Care segment during 2012, additional pressure put on independent O&P customers by the continuation of the CMS Recovery Audit Contractor (RAC) program, and the same weather conditions that negatively impacted the Company’s Patient Care segment.

Income from operations for the quarter ended March 31, 2013 was $22.7 million, compared to $21.7 million in the prior year.  Excluding costs related to acquisitions and Janus, adjusted income from operations increased 5.9% to $23.2 million for the quarter ended March 31, 2013 from $21.9 million in the prior year. Adjusted income from operations as a percentage of revenue was 9.9% for the first quarter of 2013, which is relatively flat compared to the same period in 2012.

The Company’s cash flow from operations increased $0.4 million to $1.7 million for the three months ended March 31, 2013 compared to a $1.3 million cash inflow for the same period in 2012.  As of March 31, 2013, the Company had $114.5 million in total liquidity, including $15.0 million of cash and $99.5 million available under its revolving credit facility, net of $0.5 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, remained consistent from December 31, 2012 to March 31, 2013 at 2.8.

“We are pleased with our 12% adjusted EPS growth in the quarter and with our 7% top-line growth, which took us above $1 billion in trailing 12 months sales for the first time in our history,” commented Vinit K. Asar, President and Chief Executive Officer of Hanger.  “While same center sales growth in our Patient Care segment was affected by the high 2012 comparison and severe weather, our underlying sales momentum remains strong. We still expect same center sales growth of 3% to 5% for the Patient Care segment for the full year. Within our Products & Services segment, our rehabilitative solutions business delivered another quarter of year-over-year growth, offset by a decline in the distribution business.  We expect Products & Services sales to improve in the remainder of the year due to an increased focus on growth and execution driven by our realignment of the segment.  Integration of the large volume of O&P acquisitions closed in late 2012 has gone smoothly, which when combined with overall organic growth and effective cost control, allowed us to deliver double digit EPS growth in the quarter.  In our previous earnings call, we indicated that the impact of sequestration on our 2013 EPS would be approximately $0.03 per share, net of reductions in discretionary spending aimed at mitigating the impact.  We now believe that we can absorb this negative impact through further cost reduction and growth initiatives in our newly reorganized structure.  As a result, we are reaffirming our previously issued financial guidance for 2013.  Despite headwinds like sequestration, we remain focused on delivering quality care for our patients and continued growth for our shareholders.”

Consistent with previously issued guidance, the Company expects 2013 revenues of between $1.06 and $1.08 billion, resulting from 3% to 5% same center sales growth in its Patient Care segment, along with 3% to 5% growth in its Products and Services segment. The Company anticipates adjusted diluted earnings per share between $2.02 and $2.09 for 2013, excluding approximately $0.05 for training costs related to the implementation of Janus, and an increase in adjusted operating margins of between 30 to 50 basis points. The Company anticipates generating cash flow from operations of between $80 million and $100 million in 2013 and investing a total of $40 million to $50 million in capital additions.  During 2013 the Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues.

A conference call to discuss these results is scheduled to begin at 9:00 a.m. Eastern, on Thursday, May 2, 2013. Those wishing to participate should call 1-877-662-6095.   In addition, a replay will be available until midnight on Thursday, May 9, 2013 by dialing 1-855-859-2056 and referencing Conference ID # 32283553.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 730 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March, 31
	2013	2012
Income Statement:
Net sales	$233,535	$218,091
Material costs	67,739	66,697
Personnel costs	89,953	81,153
Other operating expenses	43,769	40,144
Acquisition expenses	73	75
Depreciation and amortization	9,285	8,285
Income from operations	22,716	21,737
Interest expense	7,777	7,777
Income before taxes	14,939	13,960
Provision for income taxes	5,449	5,324
Net income	$9,490	$8,636

Basic Per Common Share Data:
Net income	$0.27	$0.25
Shares used to compute basic per share amounts	34,598,494	34,036,539

Diluted Per Common Share Data:
Net income	$0.27	$0.25
Shares used to compute diluted per share amounts	35,066,032	34,639,660

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$22,716	$21,737
Acquisition expenses	73	75
Janus expenses	385	49
Adjusted Income from operations	$23,174	$21,861

Net income	$9,490	$8,636
Acquisition expenses	73	75
Janus expenses	385	49
Tax effect of adjustments	(170)	(47)
Adjusted net income	$9,778	$8,713

Adjusted net income per diluted share	$0.28	$0.25

	Three Months Ended
	March 31,
	2013	2012
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%
Material costs	29.0%	30.6%
Personnel costs	38.5%	37.2%
Other operating expenses	18.8%	18.4%
Acquisition expenses	0.0%	0.0%
Depreciation and amortization	4.0%	3.8%
Income from operations	9.7%	10.0%
Interest expense	3.4%	3.6%
Income before taxes	6.3%	6.4%
Provision for income taxes	2.2%	2.4%
Net income	4.1%	4.0%
Adjusted income from operations	9.9%	10.0%
Adjusted net income	4.2%	4.0%

Hanger, Inc.

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash Flow Data:
Cash flow provided by operations	$1,748	$1,292
Capital expenditures	$5,398	$5,316
Increase/(decrease) in cash and cash equivalents	$(4,178)	$(10,648)

	March 31, 2013	December 31, 2012
Balance Sheet Data:
Cash and cash equivalents	$15,033	$19,211
Days Sales Outstanding (DSO’s)	56	58
Working Capital	$265,680	$251,465
Total Debt	$518,827	$520,646
Shareholders’ Equity	$515,632	$503,094

	Three Months Ended
	March 31,
	2013	2012
Revenue Mix:
Patient Care	82.7%	80.9%
Products and Services	17.3%	19.1%

Patient Care Payor Mix:
Commercial and other	59.8%	58.8%
Medicare	28.3%	29.2%
Medicaid	5.6%	5.9%
VA	6.3%	6.1%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.